Exhibit 2.9

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made as of August 22, 2025, by and between Medsphere Systems Corporation, a Delaware corporation (“Seller”), and CareCloud Holdings, Inc, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Asset Purchase Agreement dated as of August 22, 2025 (“Purchase Agreement”), pursuant to which Buyer has agreed to purchase substantially all of the assets, properties and rights of Seller used in or related to Seller’s business (the “Business”), and Seller has agreed to sell such assets to Buyer;

WHEREAS, the Purchase Agreement provides, among other things, that at the closing of the transactions contemplated therein (“Closing”), Seller shall deliver to Buyer a Bill of Sale, in form and substance satisfactory to Buyer, transferring the tangible personal property included in the Purchased Assets to Buyer; and

WHEREAS, Seller now desires to execute and deliver this instrument to Buyer to effectuate the sale, transfer, conveyance and delivery of the applicable Purchased Assets to Buyer as required by the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, including the purchase price paid or to be paid by Buyer under the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller hereby covenants and agrees as follows:

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.	Transfer of Assets. Seller hereby irrevocably sells, assigns, transfers, conveys, and delivers to Buyer all of Seller’s right, title, and interest in and to all tangible personal property included in the Purchased Assets (as that term is defined in Section 2.01 of the Purchase Agreement) owned by Seller and used in or held for use in connection with the Business (collectively, the “Transferred Assets”).

The foregoing transfer is made free and clear of all liens, claims, and encumbrances of any kind, except for Permitted Encumbrances (as defined in Section 4.08 of the Purchase Agreement). Seller hereby warrants to Buyer that Seller is the true and lawful owner of the Transferred Assets, has full right and authority to convey the Transferred Assets, and that title to the Transferred Assets is valid and marketable, free of any security interest or other encumbrance except Permitted Encumbrances as set forth above.

2.	Excluded Assets. Notwithstanding anything to the contrary in this Bill of Sale, Seller is not transferring, and Buyer is not acquiring, any of Seller’s assets that are identified as Excluded Assets under the Purchase Agreement. All Excluded Assets (as defined in Section 2.02 of the Purchase Agreement) are hereby expressly excluded from this Bill of Sale and reserved to Seller.

3.	No Assumption of Liabilities. This instrument is a document of transfer only. Buyer is not assuming, and shall not be responsible for, any liabilities or obligations of Seller, whether known or unknown, fixed or contingent, except to the extent that Buyer has expressly agreed to assume certain liabilities under the Purchase Agreement and the related Assignment and Assumption Agreement executed between Seller and Buyer. Any Assumed Liabilities (as defined in the Purchase Agreement) of Seller will be assumed by Buyer only pursuant to the terms of the Purchase Agreement and the Assignment and Assumption Agreement, and not by this Bill of Sale. All other liabilities and obligations of Seller (including Excluded Liabilities as defined in the Purchase Agreement) shall remain the sole responsibility of Seller.

4.	Purchase Agreement Prevails. Seller and Buyer acknowledge that this Bill of Sale is delivered pursuant to the Purchase Agreement and is subject in all respects to the terms and conditions of the Purchase Agreement. All of the provisions of the Purchase Agreement (including Seller’s representations, warranties, covenants and agreements relating to the Transferred Assets) are hereby incorporated by reference. (For avoidance of doubt, Assignee’s remedies, under this Agreement, for any breach of the representations and warranties set forth in the Purchase Agreement, as incorporated herein by reference, are strictly limited as set forth in the Purchase Agreement, and all limitations on Buyer’s remedies, as well as all other provisions regarding the parties’ liabilities to each other, as set forth in the Purchase Agreement, are incorporated herein by reference.). Nothing in this Bill of Sale shall be construed to modify, limit, or expand any party’s rights, obligations or liabilities as set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control and prevail.

5.	Power of Attorney. To the fullest extent permitted by applicable law, Seller hereby irrevocably constitutes and appoints Buyer, its successors, and assigns as Seller’s true and lawful attorney-in-fact, with full power of substitution, in the name of Seller or otherwise, to demand and receive any and all of the Purchased Assets, to take any and all actions and execute any instruments which Buyer deems reasonably necessary or desirable to enforce or protect its rights in the Purchased Assets, and to effectuate any post-closing transfers, filings, or endorsements relating to the Purchased Assets. Such authority shall include, without limitation, the power to (a) endorse checks or drafts payable to Seller that are included within the Purchased Assets, (b) execute and file assignments of Intellectual Property with relevant government agencies, and (c) initiate or defend any legal proceeding relating to the Purchased Assets. This power of attorney is coupled with an interest and shall be irrevocable.

6.	Further Assurances. Seller hereby covenants that it will, from time to time after the date hereof, at Buyer’s sole expense, execute and deliver such further instruments of sale, assignment or transfer, and take such additional actions, as Buyer may reasonably request to better vest in Buyer all of the rights, title and interest intended to be conveyed pursuant hereto, or to otherwise carry out the purpose and intent of this Bill of Sale. Without limiting the generality of the foregoing, if any asset or property intended to be part of the Transferred Assets is found after Closing to not have been fully transferred to Buyer hereby, Seller shall promptly execute and deliver, at Buyer’s expense, all instruments and do all acts which may be reasonably necessary and requested by Buyer to transfer such asset or property to Buyer.

7.	Governing Law. This Bill of Sale shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its conflicts of law principles, as specified in Section 10 of the Purchase Agreement. The parties expressly submit to the exclusive jurisdiction of the state courts located in Somerset County, New Jersey for the purpose of resolving any disputes arising under this Bill of Sale, and they waive any objection to the laying of venue in such courts, all as provided more fully in Section 10 of the Purchase Agreement.

8.	Binding Effect. This Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Neither this Bill of Sale nor any of the rights or obligations hereunder may be assigned by any party (by operation of law or otherwise) except as permitted by and in accordance with the Purchase Agreement.

9.	Counterparts. This Bill of Sale may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Bill of Sale.

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IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized representative as of the date first above written.

SELLER:

Medsphere Systems Corporation

By:	/s/ Robert Hendricks
Name:	Robert Hendricks
Title:	Chief Executive Officer

BUYER:

CareCloud Holdings, Inc

By:	/s/ Norman S. Roth
Name:	Norman S. Roth
Title:	Interim Chief Financial Officer